UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of Report: August 22, 2012
(Date of earliest event reported)

DARDEN RESTAURANTS, INC.
(Exact name of registrant as specified in its charter)

Commission File Number: 1-13666

Florida	59-3305930
(State or other jurisdiction of incorporation)	(IRS Employer Identification No.)
1000 Darden Center Drive, Orlando, Florida 32837
(Address of principal executive offices, including zip code)
(407) 245-4000
(Registrant’s telephone number, including area code)
Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01	Other Events.

Term Loan Agreement. On August 22, 2012, Darden Restaurants, Inc. (“we,” “us” or the “Company”) entered into a $300 million Term Loan Agreement (the “Term Loan Agreement”) with Bank of America, N.A., as administrative agent, and the lenders (the “Lenders”) and other agents party thereto. The Term Loan Agreement is filed as Exhibit 99 to this Report.

The Company may make up to three borrowings under the Term Loan Agreement before November 22, 2012 in a total aggregate principal amount of up to $300 million. The Term Loan Agreement is a senior unsecured term loan commitment to the Company and contains customary representations and affirmative and negative covenants (including limitations on liens and subsidiary debt and a maximum consolidated lease adjusted total debt to total capitalization ratio of 0.75 to 1.00). The Term Loan Agreement also contains events of default customary for term loan facilities of this type (with customary grace periods, as applicable), including nonpayment of principal or interest when due; material incorrectness of representations and warranties when made; breach of covenants; bankruptcy and insolvency; unsatisfied ERISA obligations; unstayed material judgment beyond specified periods; default under other material indebtedness; and certain changes of control of the Company. If any event of default occurs and is not cured within the applicable grace period, is amended or waived, the outstanding loans may be accelerated by Lenders holding a majority of the commitments under the Term Loan Agreement and the Lenders' commitments may be terminated.

The Term Loan Agreement matures on August 22, 2017, and the proceeds may be used for the refinancing of certain indebtedness, certain acquisitions and general corporate purposes. The loans under the Term Loan Agreement are subject to annual amortization of principal of 5%, 5%, 5% and 85%, payable on the second, third, fourth and fifth anniversaries, respectively, of the effective date of the Term Loan Agreement.

Interest rates on borrowings under the Term Loan Agreement will be based on prevailing interest rates as described in the Term Loan Agreement and, in part, upon our credit ratings. Pricing for interest and fees under the Term Loan Agreement may be modified in the event of a change in the rating of our long-term senior unsecured debt.

Certain of the Lenders and their affiliates have provided, from time to time, and may continue to provide, investment banking, commercial banking, financial and other services to us, including letters of credit, derivative transactions, transfer agent services, trustee and custodial services, depository services and account processing services, for which we have paid and intend to pay customary fees.

The preceding description of the Term Loan Agreement is qualified in its entirety by reference to the full text of the Term Loan Agreement, which is attached as Exhibit 99.

Private Placement. On August 28, 2012, the Company issued Senior Notes (the “Notes”) to various institutional investors. The Notes were offered in a private placement transaction exempt from the registration requirements of the Securities Act of 1933, as amended.  The Notes were issued in two tranches: (i) $80,000,000 3.79% Senior Notes due August 28, 2019, and (ii) $220,000,000 4.52% Senior Notes due August 28, 2024.  The Notes were issued pursuant to a Note Purchase Agreement, dated June 18, 2012, a copy of which was attached as Exhibit 4.1 to the Company's Current Report on Form 8-K filed on June 20, 2012.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit Number	Description
99	Term Loan Agreement, dated as of August 22, 2012, among Darden Restaurants, Inc., certain lenders party thereto and Bank of America, N.A., as administrative agent.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DARDEN RESTAURANTS, INC.

By:	/s/ C. Bradford Richmond
C. Bradford Richmond
Senior Vice President and Chief Financial Officer
Date: August 28, 2012

EXHIBIT INDEX

Exhibit Number	Description of Exhibit
99	Term Loan Agreement, dated as of August 22, 2012, among Darden Restaurants, Inc., certain lenders party thereto and Bank of America, N.A., as administrative agent.

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